UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934*

Date of Report (Date of earliest event reported) August 30, 2004

MEDIANEWS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-75156	76-0425553
(State or other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or organization)	Number)	Identification Number)

1560 Broadway, Suite 2100
Denver, Colorado		80202
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 563-6360

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

*The registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of
1934 and is voluntarily filing this Current Report on Form 8-K.

Item 1.01: Entry into a Material Definitive Agreement
Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant:

Item 1.01: Entry into a Material Definitive Agreement

     See Item 2.03.

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant:

     On August 30, 2004, MediaNews Group, Inc. (“MediaNews” or the “Company”) entered into an amendment and restatement of its December 30, 2003 bank credit facility (the “amended facility”), by and among MediaNews, the guarantors party thereto, the lenders named therein and Bank of America, N.A., as administrative agent. Prior to the amendment and restatement, the bank credit facility provided for borrowings of up to $600.0 million, consisting of a $350.0 million revolving credit facility and a $250.0 million term loan “B” facility. The amended facility was entered into in order to refinance the term loan “B” facility. On August 27, 2004, total borrowings were $145.0 million under the revolving credit facility and $248.8 million under the term loan “B” facility.

     The amended facility maintains the $350.0 million revolving credit facility and provides for a $100.0 million term loan “A” and a $148.8 million term loan “C,” both of which will be used to refinance the $250.0 million term loan “B” facility. The term loan “A” bears interest at rates based upon, at the Company’s option, Eurodollar or base rates, plus a borrowing margin based on the Company’s leverage ratio. The Eurodollar and base rate borrowing margins on term loan “A” are set at 1.50% and 0.50%, respectively, for the first 12 months after which borrowings will bear interest at the Eurodollar or base rate, at the Company’s option, plus a borrowing margin based on the pricing grid used for the revolving credit facility. Under the terms of the revolving credit facility, Eurodollar borrowing margins vary from 1.125% to 2.00% and base rate borrowing margins vary from 0.125% to 1.00%. Term loan “A” requires quarterly principal payments as follows: $5.0 million beginning in March 2008 through December 2008; $7.5 million from March 2009 through December 2009; and $12.5 million from March 2010 through September 2010, with the remaining balance due at maturity on December 30, 2010. The term loan “C” bears interest based upon, at the Company’s option, Eurodollar or base rates, plus a borrowing margin of 1.5% or 0.5%, respectively. Term loan “C” requires quarterly principal payments as follows: $0.4 million beginning in September 2004 through December 2009, increasing to $35.1 million from March through September 2010, with the remaining balance due at maturity on December 30, 2010. Amounts repaid under the term loan “A” and “C” facilities will not be available for re-borrowing. Borrowings under the revolving facility may be repaid and re-borrowed, subject to usual and customary conditions for facilities of this nature. The revolving facility matures on December 30, 2009. The Company incurred debt issuance costs of $0.3 million related to the amended facility.

     The obligations under the amended facility are guaranteed by the Company’s direct and indirect subsidiaries (with certain exceptions) and secured by first priority liens and security interests in all of the capital stock (or other ownership interests) of each of the Company’s direct and indirect subsidiaries (with certain exceptions) and the Company’s Texas-New Mexico Partnership.

     The amended facility imposes various restrictions on the Company, including limitations on its ability to incur additional debt, grant liens, pay dividends or redeem common stock, make investments, dispose of assets and merge. The amended facility also contains certain financial tests, including a maximum consolidated debt to consolidated operating cash flow ratio, a maximum consolidated senior debt to consolidated operating cash flow ratio and a minimum consolidated operating cash flow to consolidated fixed charges ratio.

     The amended facility contains usual and customary events of default for facilities of this nature (with customary grace periods, as applicable), including in the event of a change of control (as defined).

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIANEWS GROUP, INC.
Dated: August 31, 2004	By:	/s/ Ronald A. Mayo
Ronald A. Mayo
Vice President, Chief Financial Officer and Duly Authorized Officer of Registrant